SERVICE AGREEMENT
DATED MAY 14, 2012
KCI UK HOLDINGS LIMITED and PETER ARNOLD

Contents
Clause    Page

1.	Interpretation 1

2.	Appointment and Duration 1

3.	Executive's Duties 2

4.	Place of Performance 3

5.	Salary and Bonus 3

6.	Expenses 4

7.	Car 4

8.	Pensions 5

9.	Insurances 5

10.	Medical and Sickness 6

11.	Holidays 6

12.	Confidential Information 6

13.	Termination of Employment 8

14.	Protective Covenants 9

15.	Intellectual Property 11

16.	Reconstructions 12

17.	Data Protection 12

18.	Notification 13

19.	General 13

20.	Governing Law and Jurisdiction 13

21.	Third Party Rights 13

Schedule

1.•	Statement of Employment Particulars 14

Signatories    15

THIS AGREEMENT is made on May 14, 2012
BETWEEN:

(1)	KCI UK HOLDINGS LIMITED (registered number 03465229) whose registered office is at Belmont House, Station Way, Crawley, West Sussex, RH10 1JA (the Company); and

(2)	PETER ARNOLD of Elmgrove, Tynedale Villas, Hexham, Northumberland, NE46 3JF (the Executive).
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement:
Board means the directors of the Company or of a committee of the directors duly appointed for the purpose in question, from time to time;
Group means Kinetic Concepts, Inc. as the ultimate holding company, the Company, any holding company of the Company and any subsidiary of the Company, any holding company or any other member of the Group, and Group Company means any one of them;
holding company and subsidiary shall have the meaning given by section 1159 of the Companies Act 2006; and
Recognised Investment Exchange means a relevant EEA market as defined in, or a market established under, the rules of any investment exchange specified in Schedule 3 to the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001;
Working Day means a day other than a Saturday, Sunday or bank or other public holiday in England.

1.2
A reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension or re-enactment, and includes any subordinate legislation for the time being in force made under it.

1.3	The headings in this agreement are for convenience only and do not affect its interpretation.

1.4	The terms set out in Schedule 1, in accordance with the requirements of the Employment Rights Act 1996, form part of this agreement.

2.	APPOINTMENT AND DURATION

2.1	The Executive warrants to the Company that:

(a)	he is entitled to work in the UK. Should that entitlement cease at any time during his employment with the Company, the Executive will notify the Company immediately;

(b)
by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him, including but not limited to any non-compete obligations;

(c)	he will not share, divulge or use for the Company's benefit any Confidential Information received by the Executive during the course of, and arising out of, any prior employment.

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2.2
Subject to sub-clause 2.1 above, the Executive will be employed by the Company as Senior Vice President, Innovation and Strategic Marketing, or in such other capacity within the Group as the Company may from time to time require, on the terms set out in this agreement.

2.3
The Executive's minimum core working hours will be 37.5 hours per week and the Company reserves the right to vary these hours according to demand and the Executive may be required to work in excess of these hours without additional payment. The Executive agrees that the limit on the average maximum weekly working hours set out in the Working Time Regulations 1998 shall not apply to his employment and that he shall not give less than three months' notice to the Company in the event that he wishes to revoke his consent to this. In the event that the statutory limit does not apply to his employment at any time in the future, he agrees that the 17 week reference period shall be calculated by reference to consecutive 'blocks' of 17 weeks beginning on the date on which the limit is deemed to apply.

2.4	This agreement will take effect on May 21, 2012. No previous employment or engagement will count for the purposes of continuous service with the Company.

2.5	This agreement may be terminated by either party giving to the other party not less than 6 months' notice in writing.

2.6	Unless extended in accordance with Section 47 and Schedule 6 of the Employment Equality (Age) Regulations 2006, this agreement will terminate automatically on the Executive's 65th birthday.

3.	EXECUTIVE'S DUTIES

3.1	Subject to clause 3.2 of this agreement, during the period of this agreement the Executive shall:

(a)
unless prevented by ill-health or accident or otherwise directed by the Board, devote the whole of his time during normal business hours to his duties under this agreement and such additional time as is necessary for the proper fulfilment of those duties;

(b)
diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company together with such person or persons as the Company may appoint to act jointly with him;

(c)	comply with all reasonable and lawful directions given to him by the Company;

(d)
promptly make such reports to the President and Chief Executive Officer of the Group in connection with the affairs of the Company or Group on such matters and at such times as are reasonably required;

(e)
report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or the Group to the President and Chief Executive Officer or General Counsel of the Group immediately on becoming aware of it;

(f)	use his best endeavours to promote, protect, develop and extend the business of the Company and Group;

(g)
consent to the Company and Group monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Group's rules are being complied with and for legitimate business purposes; and

(h)	comply with any electronic communication systems policy that the Company or Group may issue from time to time.

3.2
The Company is aware that the Executive will be required to complete certain consultancy arrangements which exist as of the date of this agreement and agrees to reasonably facilitate the Executive’s completion of such pre-existing consultancy arrangements by 31 December 2012.

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3.3
The Company acknowledges that the Executive has endeavours and interests outside the scope of his employment with the Company and the Group. The Company agrees that the Executive may continue to pursue such endeavours so long as the same do not interfere with the Executive’s performance of his job duties and responsibilities and so long as the same do not compete with the Group.

3.4
The Company may suspend all or any of the Executive's duties and powers for such periods and on such terms as it considers expedient and this may include a term that the Executive must stay away from all or any of the Company's premises and/or will not be provided with any work and/or will have no business contact with all or any of the Group's agents, employees, customers, clients, distributors and suppliers. During any period of suspension, the Executive's employment will continue and the Executive will continue to be bound by his obligations under this agreement and his general duties of fidelity and of good faith.

3.5
The Executive must not accept any appointment to any office in relation to any body, whether corporate or not (other than a Group Company), or directly or indirectly be interested in any manner in any other business except:

(a)
as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognised Investment Exchange and the Executive (together with his spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than 5% of the securities of that class; or

(b)	with the consent in writing of the Chief Executive Officer of the Group, the Executive may serve as a director of outside boards or advisory positions.

3.6
This agreement does not include a right to be a director or other officer of any Group Company. However, if the Executive is a director or other officer of a Group Company, he must not resign as such, except at the request or direction of the Chief Executive Officer of the Group.

4.	PLACE OF PERFORMANCE
The Executive's normal place of work shall be at (i) KCI House, Langford Business Park, Langford Locks, Kidlington, OX5 1GF and (ii) 11 Nimrod Way, Ferndown Industrial Estate, Wimborne, Dorset, BH21 7SH, but the Company may from time to time require the Executive to change his normal place of work to such other places within the United Kingdom as it may decide for the proper performance of his duties. The Executive may be required to travel abroad.

5.	SALARY AND BONUS

5.1	The Company will pay the Executive a salary of £250,000 per annum. The salary will be payable in equal instalments on or about the 25th day of every month.

5.2
The Executive's salary will be reviewed by the Company at least once a year. For the avoidance of doubt, there will be no salary review after notice to terminate this agreement has been given by either party. The Company has no obligation to increase the Executive's salary following a review.

5.3
The Executive will be eligible to participate in the Company's Annual Incentive Bonus Plan on such terms as the Company may from time to time decide. The Company will issue the Executive with non-contractual guidelines for participation in the Annual Incentive Bonus Plan each bonus year. The Company may amend or withdraw the Annual Incentive Bonus Plan at any time. The Executive's participation in such plan does not guarantee the payment of any bonus to the Executive and shall be entirely at the discretion of the Company. Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Employee's contractual remuneration under this agreement. Payment of a bonus to the Executive in one year shall confer no right on the Executive to receive a bonus in any other year. For the Executive's first year of employment, any participation or bonus will be time-apportioned based on the Executive's start date. The Compensation Committee of the Group has approved a target bonus of 60% of the Executive’s annual salary and shall be prorated based on the Executive’s start date.

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The amount of the Executive’s target bonus is subject to change by the Chief Executive Officer and the Compensation Committee of the Board of Directors of the Group.

5.4
Notwithstanding sub-clause 5.3 above, the Executive shall have no right to a bonus or a time-apportioned bonus if his employment terminates for any reason or he is under notice of termination (whether given by the Executive or the Company) at, or prior to, the date when a bonus might otherwise have been payable.

5.5
The Executive will be eligible to participate in the Company's Executive Equity Incentive Plan on such terms as the Company may from time to time decide. Any vesting of Profit Interest Units shall be subject to the rules of the Executive Equity Incentive Plan in place from time to time.

6.	EXPENSES

6.1
The Company will reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties subject always to the terms set out in the Company's travel guidelines and expenses policy in place from time to time. Notwithstanding the foregoing, the Executive shall be entitled to travel by business class on all company related travel.

7.	CAR

7.1
Provided that the Executive holds a current, full driving licence, and for so long as it is required to use a vehicle as part of his role with the Company, the Company will provide the Executive with a leased car for his use in the performance of his duties. The Executive will note any mileage incurred in the performance of his duties and will promptly submit any claim to accounts. Subject to any restrictions or conditions from time to time imposed by the Company, the Executive, his spouse and any children over the age of 25 may use the car for his and their private purposes.

7.2	The Company will pay all normal servicing, insurance and running expenses in relation to the car and all fuel expenses incurred by the Executive in the performance of his duties.

7.3	The Executive must:

(a)	take good care of the car and observe the terms and conditions of the insurance policy relating to it and the Company's vehicle user policy in place from time to time;

(b)	pay all expenses directly connected with the Executive's, his spouse's or his children's private use of the car;

(c)	be responsible for payment of all fines incurred for traffic offences and parking fines;

(d)	notify the Company of any accidents involving the car (whether or not these take place while the Executive is on business);

(e)
inform the Company immediately of any charges or convictions for any driving offences and if the Executive is disqualified from holding a driving licence, this clause shall not apply during any such period of disqualification; and

(f)	not permit the car to be taken out of the United Kingdom without prior written consent of the Company.

7.4
The Executive acknowledges that the car is provided for the better performance of his duties and that on the termination of this agreement he will have no further right to make use of it. The Executive must return the car, its keys and all documents relating to it to the Company's registered office or such other place as the Company may reasonably stipulate immediately upon the termination of this agreement, howsoever arising, or upon the Executive becoming no longer legally entitled to drive.

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7.5
The Company also reserves the right to charge and deduct from the Executive’s salary up to £750 in respect of charges for the occurrence of second or subsequent offences, if an accident/incident occurs during private or business use and it is considered by a third party assessor to be a preventable accident. This deduction will be taken directly from the Executive’s salary after a full Company investigation. The Company also reserves the right to make deduction from the Executive’s salary to cover costs and replacements in respect of damage or loss to any of its vehicle accessories.

7.6
The Company reserves the right to terminate the Executive’s use of the vehicle in the event of his failure to comply with the Company’s vehicle policy in place from time to time or in the event of his driving or permitting the vehicle to be driven in such a manner as to effect or invalidate the insurance policy in any way. In the event of the Company terminating the Executive’s use of the vehicle and, in any event, on the termination of the Executive’s employment with the Company, he shall immediately return the vehicle in good condition, together with all keys, documents (including any fuel cards) and accessories (including any mobile phone) to the Company or as directed by the Company.

8.	PENSIONS

8.1
The Executive is entitled to become and remain a member of the Friends Provident Retirement Plan (the Pension Scheme), subject to its terms. The Executive has or will shortly receive a summary of the terms of the Pension Scheme. The full terms are set out in the trust deeds and rules governing the Pension Scheme, copies of these documents are available to the Executive on request.

8.2
The Company reserves the right to terminate the Pension Scheme at any time without replacing it. In this event, the Executive's rights will be in accordance with the trust deeds and rules of the Pension Scheme.

8.3
The Executive agrees that the Company has no liability to him if payment of any contribution to, or the provision of any benefit under, the Pension Scheme (whether by itself or when aggregated with any contribution to or any increase in value of the Executive's rights under any other arrangement) gives rise to an annual allowance or lifetime allowance charge (within the meaning of the Finance Act 2004) and that the Company has no responsibility to make any enquiry or advise the Executive as to the possibility of any such charge. The Executive acknowledges that he is liable for reporting and paying any such charge in accordance with the Finance Act 2004. The Executive also agrees that the Company has no liability to him in respect of any loss of enhanced protection (within the meaning of the Finance Act 2004) if applicable to the Executive.

8.4	A contracting-out certificate (within the meaning of the Pension Schemes Act 1993) in relation to your employment and the Pension Scheme is in force.

9.	INSURANCES

9.1	The Executive is entitled to membership of the following schemes to the extent that they are offered to the Company’s employees generally (each referred to below as an insurance scheme):

(a)	the Company’s life insurance plan;

(b)	the Company’s supplemental health insurance plan; and

(c)	the Company’s disability income protection plan.

9.2	Participation in any insurance scheme is subject to:

(a)	the terms of the relevant insurance scheme, as amended from time to time;

(b)	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

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Full details of the insurance schemes are available upon request.

9.3
The Company will not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer. If the insurer refuses for any reason to provide the benefit to the Executive the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

9.4
Any insurance scheme or policy is subject to the Company's right at its sole discretion to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme or cover at any time.

10.	MEDICAL AND SICKNESS

10.1
The Company may at any time require the Executive to be examined by a medical adviser nominated by the Company. The Executive consents to the medical adviser disclosing the results of the examination to the Company and will provide the Company with formal consents as may be necessary for this purpose.

10.2	The Executive will only be entitled to receive statutory sick pay for any qualifying periods of sickness absence unless the Company provides additional rights, which it may do at its sole discretion.

11.	HOLIDAYS

11.1
The Company's holiday year runs from 1 January to 31 December (Holiday Year). The Executive is entitled to a minimum of 28 days’ holiday with pay (which include the usual eight annual public or bank holidays) in every Holiday Year at times convenient to the Company, in addition to any other holiday which the Executive can agree on in advance with the Chief Executive Officer of the Group. If the Executive's employment commences part way through the holiday year, his holiday entitlement will be on a pro rata basis for the first year of his employment.

11.2
The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of employment or to make a payment in lieu of that outstanding holiday. Contractual holiday entitlement will not accrue during any period of unpaid or compassionate leave, nor will it accrue after four weeks' sick leave in any holiday year. Holiday entitlement during the holiday year in which employment commences or ceases will be calculated on a pro rata basis (rounded up to the nearest whole day). If, at the date of termination of employment, the Executive has taken more holiday than he has accrued the Company may deduct an appropriate amount from any payments due to the Executive. Deductions and payments in lieu of holiday are to be calculated on the basis that a day's holiday is equal to 1/260 of the Executive's salary.

12.	CONFIDENTIAL INFORMATION

12.1
For the purposes of this agreement, Confidential Information includes, but is not limited to, research, financial and engineering data, marketing plans, customer lists, Intellectual Property, IP Materials, the existence and terms of this Agreement and any property owned by the company, whether or not marked as confidential.

12.2
The Company agrees to use its reasonable endeavours to prevent inadvertent or unauthorised use, dissemination or disclosure of any confidential methodologies or techniques utilised by the Executive. For the avoidance of doubt, this does not include information that (i) was in the Company's possession prior to receipt from the Executive as shown by documentation; (ii) is or becomes a matter of public knowledge through no fault of the Company; (iii) is rightfully received by the Company from a third party without any duty of confidentiality; (iv) is disclosed by the Executive to a third party without any duty of confidentiality on that third party; (v) is independently developed by the Company as shown by documentation; (vi) is required to be disclosed by operation of law or court order; or (vii) is required to be disclosed by the Company in order to commercialise Company products or services or for the Company to make use of any property.

12.3	The Executive must not make use of or divulge to any person, and must use his best endeavours to prevent the use, publication or disclosure of, any Confidential Information:

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(a)
concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group from any source within the Company or any Group Company; or

(b)
concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

12.4	This clause does not apply to information which:

(a)	is used or disclosed in the proper performance of the Executive's duties or with the prior written consent of the Company or any Group Company;

(b)	is publically available through not fault of the Executive; or

(c)	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

12.5
The Executive shall not induce or seek to induce, by any means involving the use, misuse or disclosure of Confidential Information, any customer to cease dealing with the Group or to vary the terms upon which they do so.

12.6
The Executive shall, during his employment with the Company or at any time thereafter, use his reasonable endeavours to prevent the unauthorised use, dissemination or disclosure of any Confidential Information whether directly or indirectly and whether by another officer, employee or agent of the Group or otherwise and shall be under an obligation promptly to report to the Group any such unauthorised use or disclosure which comes to his knowledge.

12.7
The Executive shall not, during his employment with the Company or at any time thereafter, make, except for the benefit of the Company or any Group Company, any copy, record or memorandum (whether or not recorded in writing or on computer disk or tape) of any Confidential Information and any such copy record or memorandum made by the Executive during the Appointment shall be and remain the property of the Company and accordingly shall be returned by the Executive to the Company on termination of the Appointment or when required to do so by the Company.

12.8
The Executive shall not other than in the ordinary course of is duties to the Company without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material or deliver any lecture or address or participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party relating to:

(a)	the business or affairs of the Company or any other Group Company or to any of its or their officers, employees, customers, clients, suppliers, distributors, agents or shareholders; or

(b)	the development or exploitation of any Intellectual Property Rights, including Confidential Information.

12.9
All documents, records, designs and other materials containing Confidential Information provided to the Executive or produced by the Executive or others in connection with this Agreement is, and will remain, the sole property of the Company and the Executive must return and such materials to the Company immediately upon written request or upon termination of this Agreement. In such event, the Executive must certify in writing that he has not retained any such property or any reproduction of such property in any form.

12.10
Each of the restrictions in each paragraph or sub-clause above will be enforceable independently of each of the others and its validity will not be affected if any of the others are invalid. If any of those restrictions are void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.

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13.	TERMINATION OF EMPLOYMENT

13.1	If the Executive:

(a)
is unable properly to perform his duties by reason of other obligations, ill-health, accident or otherwise for a period or periods aggregating at least 180 Working Days in any period of 12 consecutive months; or

(b)
in the reasonable opinion of the Company fails or neglects efficiently and diligently to discharge his duties, or is guilty of any serious or repeated breach of his obligations under this agreement; or

(c)
is guilty of serious misconduct or any other conduct which affects or in the reasonable opinion of the Company is likely to affect prejudicially the interests of the Company or the Group or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(d)	becomes bankrupt or makes any arrangement or composition with his creditors; or

(e)	is guilty of any breach or non-observance of any code of conduct, rule or regulation which applies to him during his employment with the Company; or

(f)	ceases to be eligible to work in the UK,
the Company may by written notice to the Executive terminate this agreement with immediate effect.

13.2
The Company may, in its sole and absolute discretion (whether or not any notice of termination has been given under sub-clause 2.5), terminate this agreement at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this agreement during the notice period referred to at sub-clause 2.5 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

13.3
For the avoidance of doubt, share options and other long-term incentive payments are not included in the Payment in Lieu and will be subject to the rules of the relevant schemes from time to time in the usual way.

13.4	The Payment in Lieu shall be in full and final satisfaction of the Executive's claims under this agreement and the Executive shall, if requested, sign a release in a form acceptable to the Company.

13.5
The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in subclause 13.2. Nothing in this clause 13 shall prevent the Company from terminating the Executive’s employment in breach.

13.6
The Company may suspend any of the Executive's duties and powers during any period after notice of employment has been given. In addition, the Company may during the whole or any part of the notice period exclude the Executive from the Group's premises or require the Executive to perform modified duties.

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13.7	On the termination of this agreement or at the request of the Company on either party giving notice to terminate this agreement, the Executive will immediately:

(a)	resign all offices held by him in any Group Company;

(b)
deliver to the Company all other property in his possession, custody or under his control belonging to any Group Company including (but not limited to) computers and any other electronic devices, business cards, credit and charge cards, security passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company; and

(c)	transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided by it or any third party in any Group Company to him.

13.8
If, during his employment, the Executive participates in a share option or share incentive scheme, the Executive will not have any claim for damages for breach of this agreement or compensation under any statutory provision. If the Executive's rights or benefits under the scheme are affected by the termination of his employment, his rights will be determined solely in accordance with the rules of the relevant scheme.

14.	PROTECTIVE COVENANTS

14.1	In this clause:

(a)	Relevant Period means the period of 12 months ending on the Termination Date;

(b)	Termination Date means the date on which this agreement terminates; and

(c)	references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.

14.2
The Executive covenants with the Company that he will not for a period of 12 months after the Termination Date be concerned in any capacity (other than as a holder of securities as referred to in sub-clause 3.5) in any business which is carried on in the UK or in any other country and which is competitive or likely to be competitive with any business in which the Executive was actively involved during the course of his employment during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date.

14.3
The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date, deal with, canvass, attempt to dissuade from dealing with the Company or solicit business or custom for goods of a similar type to those being manufactured or dealt in or services similar to those being provided by the Company or any Group Company at the Termination Date, and with which goods or services the Executive was actively involved in the course of his employment during the Relevant Period, from any person who has been at any time during the Relevant Period a customer of the Company or any Group Company with whom the Executive was actively involved in the course of his employment during the Relevant Period.

14.4
The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any supplier of the Company or any Group Company or distributor of the Company's or any Group Company's products with whom the Executive was actively involved in the course of his employment during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or to cease to distribute any of the Company's or any Group Company's products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between a supplier or distributor and the Company or any Group Company.

14.5
The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person or entity for a period of 12 months after the Termination Date induce or attempt to induce any employee, officer, director or contractor to whom this sub-clause applies to leave the

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employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee). For the avoidance of doubt, this sub-clause shall not apply to any employee, officer, director or contractor of the Company who contacts the Executive solely of their own initiative or in response to general advertisements in periodicals including newspapers and trade publications.

14.6
If the Company exercises its right to suspend the Executive's duties and powers under sub-clause 13.6, the period of the suspension will reduce the period specified in the covenants in sub-clauses 14.2-14.5.

14.7
Each of the restrictions in sub-clauses 14.2-14.5 above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in sub-clause 14.1) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

14.8
The Executive acknowledges that his senior position with the Company gives him access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company's customers, suppliers, distributors, agents, employees, workers, consultants and directors in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions of this clause are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and any Group Company.

14.9
In exchange for the foregoing covenants, within ten business days of the Termination Date, the Company shall make a one-time, lump sum payment to Executive in an amount equal one year of the Executive’s salary plus the Executive’s target AIB bonus. Notwithstanding the foregoing, in the event the Company elects to exercise its Payment in Lieu of Notice option pursuant to sub-clause 13.2, the Company shall make a one-time, lump sum payment to Executive in an amount equal to one half of the Executive’s salary plus the Executive’s target AIB bonus and the Protective Covenants set forth in this section shall be limited to six months following the Termination Date.

14.10
If any person offers to the Executive any arrangement or contract which might or would cause the Executive to breach any of the covenants in this clause 14, he will notify that person of the terms of this clause.

15.	INTELLECTUAL PROPERTY

15.1	For purposes of this agreement, the following definitions apply:

(a)
Developed Property means and property created either by the Executive alone or jointly with others that either (i) relates in any way to the business of the Company, (ii) results from the activities of the Executive performed pursuant to this Agreement, or (iii) is developed, created or conceived utilising the Company's time, equipment, supplies, facilities, materials, resources or property.

(b)
Intellectual Property Rights means (i) copyrights, moral rights, patents, inventions, know-how, Confidential Information, database rights, brands, business names, and rights in trademarks, service marks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, and registrations for any of the same, and any renewals, reissues, extensions, continuations or divisions thereof; (iii) rights to use such assets listed in (i) and (ii) under licenses, consents, orders, statutes or otherwise; and (iv) all other intellectual property rights and equivalent or similar forms of protection now or hereafter existing anywhere in the world.

(c)
IP Materials means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of the Executive in the course of performing his obligations under this Agreement and which are protected by or relate to Intellectual Property Rights.

15.2
Any Developed Property or Intellectual Property Rights created by the Executive or arising in the course of his employment or his performing his obligations under this agreement and/or the consulting agreement of 10 February

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2012 between the Company and the Executive’s consultancy vehicle, Compliant Sales Ltd (the Consultancy Agreement) shall belong to and vest in the Company.

15.3
To the extent that ownership of Developed Property or Intellectual Property Rights does not vest in the Company by operation of law, the Executive hereby assigns to the Company its entire right, title and interest in all Intellectual Property Rights which arise in the course of performing his obligations under this Agreement (including all present and future copyright, and copyright revivals and extensions). This assignment shall take effect upon the creation of each of the Intellectual Property Rights but if for any reason this does not occur, he agrees that he will hold all such Intellectual Property Rights on trust for the benefit of the Company until such time as it does.

15.4
The Executive agrees to sign all documents and do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this clause. This includes joining in any application, which may be made by the Company's sole name for registration of any Intellectual Property Rights (such as a patent, trade mark or registered design), and assisting the Company in defending and enforcing such rights during and after the employment (at the Company's expense).

15.5
Without prejudice to the generality of Clause 12 (Confidential Information), the Executive may only use the Developed Property, Intellectual Property Rights and IP Materials to perform his obligations under this Agreement, and shall not disclose any Developed Property, Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

15.6
The Executive waives all moral rights in and Developed Property or IP Materials to which he may otherwise be entitled under the law of any relevant jurisdiction and which cannot be vested or assigned pursuant to sub-clauses 15.2 or 15.3. To the extent that any moral rights cannot be waived under the laws of any relevant jurisdiction, the Executive agrees that it will not enforce such rights.

15.7
The Executive shall immediately transfer to the Company all IP Materials in his possession or under his control when this Agreement expires or terminates for any reason, or at any time when the Company requests transfer. No copies or other record of any IP Materials may be retained by the Executive except with the prior written consent of the Company.

15.8
The Executive agrees to keep and maintain adequate and current written records of all Developed Property made by him (solely or jointly with others) during the course of his employment. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

15.9
The Executive understands and accepts that the remuneration and benefits provided to it by the Company in accordance with this Agreement constitutes sufficient consideration to the Executive for the performance of its obligations under this clause 15 including, for the avoidance of doubt, the waiver of or covenant not to assert any moral rights that it may have.

15.10	This clause, and the rights and obligations of the parties contained therein, shall survive expiry of this Agreement, or its termination, for any reason.

15.11	For the avoidance of doubt, this clause 15 will not apply to any:

(a)	Developed Property or Intellectual Property of either the Company or the Executive that existed prior to the date of the Consultancy Agreement; or

(b)	Developed Property or Intellectual Property related to the specific projects set out in Exhibit B of the Consultancy Agreement that was created prior to the date of this Agreement.

16.	RECONSTRUCTIONS
If the Company is to be wound up for the purpose of a reconstruction or amalgamation or the Company transfers all or a substantial part of its business to another company and the Executive is offered employment by the

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reconstructed or amalgamated or transferee company on similar terms to the terms of this agreement, the Executive will have no claim against the Company in respect of the termination of his employment under this agreement.

17.	DATA PROTECTION

17.1	The Executive confirms he has read and understood the Company's data protection policy, a copy of which is available upon request.

17.2
The Executive shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

17.3
The Executive consents to any Group Company processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive, including, as appropriate:

(a)	information about the Executive's physical or mental health or condition in order to monitor sick leave and take decisions as to the Executive's fitness for work;

(b)	the Executive's racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(c)	information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

17.4
The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

17.5
The Executive consents to the transfer of such information to any Group Company and any Group Company's business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

18.	NOTIFICATION

18.1	The Executive must notify the Company immediately of any of the following matters if they occur during his employment:

(a)	a change of address, telephone number or of bank account details for his salary;

(b)	if he becomes aware of any breach of employment duties or leak of any confidential information; or

(c)
if he becomes bankrupt, of unsound mind, is s disqualified from acting as a director or is subject to or involved in any professional, civil or criminal proceedings which might affect the carrying out of his duties under this Agreement.

19.	GENERAL
As from the effective date of this agreement all other agreements or arrangements between the Executive and the Company or any Group Company relating to the employment of the Executive will cease to have effect.

20.	GOVERNING LAW AND JURISDICTION

20.1	This agreement is governed by and construed in accordance with English law.

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20.2
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

21.	THIRD PARTY RIGHTS
A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
AS WITNESS the hands of the Executive and of the duly authorised representatives of the Company on the date which appears first on page 1.

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Schedule 1
STATEMENT OF EMPLOYMENT PARTICULARS
The following constitutes the statement of the particulars of the Executive's employment issued pursuant to the Employment Rights Act 1996. The particulars are those which apply on the date of this agreement:
Name of employer – the Company as defined on page 1 above.
Name of employee – the Executive as defined on page 1 above.
Date of commencement of employment – see sub-clause 2.4.
Scale or rate of remuneration or method of calculating remuneration – see clause 5.
Intervals at which remuneration is paid-monthly – see clause 5.
Hours of work – there are no fixed hours of work – see sub-clause 2.3. The Executive agrees that Regulations 4(1) and (2), 6(1), (2) and (7), 10(1), 11(1) and (2) and 12(1) of the Working Time Regulations 1998 (48-hour week, night work, rest periods etc.) do not apply to the Executive's employment under this agreement.
Holidays (including public holidays) and holiday pay – see clause 11. There are no specific rules which apply regarding the giving of notice by the Executive or the Company in respect of holidays.
Sickness or injury and sick pay – see clause 10.
Pension – see clause 8. A contracting-out certificate within the meaning of Part III of the Pension Schemes Act 1993 is in force.
Notice – see sub-clause 2.5.
Job title – Senior Vice President, Innovation and Strategic Marketing.
Place of work – see clause 4.
Collective agreements – the Company is not a party to any collective agreement which affects the Executive's employment.
Working overseas – the Executive is not under any obligation to work overseas for periods exceeding one month and accordingly there are no particulars to be entered in this regard.
Grievance procedure – if the Executive is dissatisfied with a dismissal or disciplinary decision or seeks to redress any grievance relating to his employment, he should raise this in line with the Company's Grievance and Sensitive Complaints Procedure.
Disciplinary and Lack of Capability procedure- the Company's Disciplinary and Lack of Capability Procedure is enclosed.

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SIGNATORIES

SIGNED by JOHN T. BIBB	)
On behalf of KCI UK HOLDINGS LIMITED	) /s/John T. Bibb
) John T. Bibb
in the presence of:	) Director

_________________________

SIGNED by PETER ARNOLD	) /s/ Peter Arnold
in the presence of:	) Peter Arnold

_________________________

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